News Release

For Further Information:

Jessica Gulis

(248) 559-0840

ir@prehld.com

Conifer Holdings Announces Corporate Rebrand to Presurance Holdings, Inc.

Troy, MI, September 29, 2025 – The Board of Directors and Executive Management of Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced that effective September 30, 2025, the Company will rebrand under the new name Presurance Holdings, Inc. This change reflects the Company’s continued evolution and lays the foundation for the future.

“On behalf of our entire team, we are proud to mark this milestone in the progression of our company,” said Brian Roney, Chief Executive Officer of Presurance Holdings, Inc. “This represents the start of the Company’s next chapter and renewal of the brand. As ever, we remain committed to strengthening our balance sheet and sustaining long term value for our shareholders.”

Effective September 30, 2025, the Company’s common stock will trade on Nasdaq under its new ticker symbol “PRHI,” and the Company’s 9.75% Senior Notes due 2028 will trade under the new ticker symbol “PRHIZ.” The CUSIP number for the Company’s common stock and senior notes will not change in connection with the name and ticker updates.

The Company emphasized that while the rebrand marks a new beginning, its subsidiaries remain committed to serving policyholders with dedication and reliability.

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its subsidiaries, the Company provides specialty insurance coverage designed to protect individuals, businesses, and communities, with a focus on disciplined growth and long-term value creation. The Company trades on the Nasdaq Capital Market under the symbol CNFR. Effective September 30, 2025, the Company’s name will be changed to Presurance Holdings, Inc. and the Company’s common stock will trade on the Nasdaq Capital Market under the symbol “PRHI.” Additional information will be available on the Company’s new website at www.PREHLD.com.

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include the Company’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 28, 2025, and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.